                                                                      EXHIBIT 12

                                AMR CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                              NINE MONTHS ENDED
                                 YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                            --------------------------------- -----------------
                             1988   1989  1990   1991   1992     1992     1993
                            ------ ------ ----- ------ ------ ---------- ------
                                (IN MILLIONS OF DOLLARS)      (RESTATED)
Earnings:
  Earnings (loss) before
   income taxes,
   extraordinary loss and
   accumulative effect of
   accounting changes......  $ 741 $  719 $(34) $(340) $(697)   $(394)   $  274
  Add: Total fixed charges
   (per below).............    455    552   734  1,028  1,285      961    1,014
  Less: Interest capital-
   ized....................     24     65   116    159    101       81       41
                            ------ ------ ----- ------ ------   ------   ------
    Total earnings......... $1,172 $1,206 $ 584 $  529 $  487   $  486   $1,247
                            ------ ------ ----- ------ ------   ------   ------
Fixed charges:
  Interest.................  $ 233 $  239 $ 338 $  508 $  651   $  481   $  507
  Portion of rental expense
   representative of the
   interest factor.........    221    311   394    513    627      475      501
  Amortization of debt ex-
   pense...................      1      2     2      7      7        5        6
                            ------ ------ ----- ------ ------   ------   ------
    Total fixed charges.... $  455 $  552 $ 734 $1,028 $1,285   $  961   $1,014
                            ------ ------ ----- ------ ------   ------   ------
Ratio of earnings to fixed
 charges...................   2.57   2.18   --     --     --       --      1.23
                            ====== ====== ----- ------ ------   ------   ======
Coverage deficiency........               $ 150 $  499 $  798   $  475
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